Exhibit 99.12
This Proxy is solicited on behalf of the Board of Directors of
Inamed Corporation
Special Meeting of Stockholders December 19, 2005
     The undersigned hereby appoints Joseph A. Newcomb and Nicholas L. Teti, and each of them, proxyholders, each with full power of substitution to vote for the undersigned at the Special Meeting of Stockholders of Inamed Corporation to be held on December 19, 2005, and at any continuation, postponement or adjournment thereof, with respect to the following matters, which were more fully described in the joint Proxy Statement/Prospectus dated November 16, 2005, receipt of which is hereby acknowledged by the undersigned.
This proxy will be voted as directed. Unless otherwise directed, this proxy will be voted (1) FOR the adoption of the Agreement and Plan of Merger and approval of the merger; (2) FOR the adjournment of the Inamed special meeting, if necessary, to permit further solicitation of proxies; and (3) any other matters that may properly come before the meeting or any adjournment or postponement thereof will be voted according to management’s best judgment on the particular matter.
This proxy is valid only when signed and dated.

INAMED CORPORATION

MAIL
•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage paid envelope provided.
\/ DETACH PROXY CARD \/

1.	Adoption of the Agreement and Plan of Merger, dated as of March 20, 2005, by and among Medicis Pharmaceutical Corporation, Masterpiece Acquisition Corp., a wholly-owned subsidiary of Medicis, and Inamed Corporation, and approval of the merger contemplated by the merger agreement.

☐FOR	☐AGAINST	☐ABSTAIN
2.	Adjournment of the Inamed special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Inamed special meeting in favor of Proposal 1.

☐FOR	☐AGAINST	☐ABSTAIN
In accordance with the discretion of the Proxyholders, to act upon all matters incident to the conduct of the Special Meeting and upon other matters as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.
If you wish to vote in accordance with the recommendations of management, all you need to do is sign and return this card. The Trustee cannot vote your shares unless you sign and return the card.

Please sign exactly as your name is printed. Each joint tenant should sign. Executors, administrators, trustees and guardians should give full titles when signing. Corporations and partnerships should sing in full corporate or partnership name by an authorized person. Please mark, sign, date and return your Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States

Dated:	, 2005

Signature

Signature

\/ Please Detach Here \/
Before Returning it in the Enclosed Envelope You Must Detach This Portion of the Proxy Card

\/ DETACH PROXY CARD HERE \/

PROXY